As filed with the Securities and Exchange Commission on December 15, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ev3 Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	32-0138874 (I.R.S. Employer Identification Number)
3033 Campus Drive
Plymouth, Minnesota 55441
(763) 398-7000
(Address of Registrant’s Principal Executive Office) (Zip Code)

ev3 Inc. Employee Stock Purchase Plan
(Full title of the plan)
Kevin M. Klemz
Senior Vice President, Secretary and Chief Legal Officer
ev3 Inc.
3033 Campus Drive
Plymouth, Minnesota 55441
(763) 398-7000
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies requested to:
Amy E. Culbert, Esq.
Oppenheimer Wolff & Donnelly LLP
45 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402-1509
(612) 607-7287
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered(1)	Offering Price Per Share(2)	Aggregate Offering Price(2)	Registration Fee
Common Stock, par value $0.01 per share	1,000,000	$13.01	$13,010,000.00	$725.96

(1)	The number of shares of common stock stated above represents an increase in the total number of shares available for sale under the ev3 Inc. Employee Stock Purchase Plan (As Amended and Restated on December 10, 2009). In addition, the maximum number of shares of common stock that may be issued under such plan is subject to adjustment in accordance with certain provisions of such plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent additional shares of common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of common stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and calculated based on the average of the high and low sales prices of the common stock, as reported on the NASDAQ Global Select Market on December 11, 2009.

STATEMENT UNDER GENERAL INSTRUCTION E—
REGISTRATION OF ADDITIONAL SECURITIES
     The registrant, ev3 Inc. (also referred to as “ev3” or the “registrant” in this registration statement), previously filed a registration statement on Form S-8 (SEC File No. 333-136906) with the Securities and Exchange Commission, or SEC, in connection with the registration of 750,000 shares of ev3’s common stock to be issued under the ev3 Inc. Employee Stock Purchase Plan.
     Pursuant to General Instruction E of Form S-8, this registration statement is filed by ev3 solely to register an additional 1,000,000 shares of ev3’s common stock reserved for sale under the ev3 Inc. Employee Stock Purchase Plan (As Amended and Restated on December 10, 2009). This increase was approved by ev3’s board of directors on December 10, 2009 and will be submitted for approval by ev3’s stockholders at the next annual meeting of stockholders. Pursuant to Instruction E, the contents of ev3’s previously filed registration statement on Form S-8 (SEC File No. 333-136906), including without limitation periodic reports that ev3 filed, or will file, after this registration statement to maintain current information about ev3, are hereby incorporated by reference into this registration statement pursuant to General Instruction E of Form S-8, with the exception of Items 3, 6, 8 and 9 of Part II of such prior registration statement, each of which is amended and restated in its entirety herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents previously filed by ev3 with the SEC are incorporated by reference into this registration statement:
(a)	ev3’s annual report on Form 10-K for the year ended December 31, 2008 (including information specifically incorporated by reference into ev3’s annual report on Form 10-K from ev3’s definitive proxy statement for its 2009 annual meeting of stockholders);

(b)	ev3’s quarterly reports on Form 10-Q for the fiscal quarters ended April 5, 2009, July 5, 2009 and October 4, 2009;

(c)	ev3’s current reports on Form 8-K filed on January 9, 2009, February 20, 2009, April 7, 2009, June 3, 2009, June 24, 2009 and December 15, 2009; and

(d)	The description of ev3’s common stock contained in its registration statement on Form 8-A (File No. No. 000-51348) filed with the SEC on June 8, 2005 under Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents filed with the SEC by ev3 (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the time of filing of such documents.
     Any statement contained in the documents incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 6. Indemnification of Directors and Officers
     The amended and restated certificate of incorporation of ev3 Inc., as amended, provides that it will, and Delaware law permits it to, under certain situations, indemnify any of its directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, incurred by the person in connection with the proceeding if certain statutory standards are met. Any of these persons is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of ev3. Reference is made to Section 145 of the Delaware General Corporation Law and ev3’s amended and restated certificate of incorporation, as amended.
     ev3 maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. ev3’s change in control agreements with each of its executive officers and certain other employees provide that, in addition to any other indemnification obligations that ev3 may have, if, following a change in control (as defined in such agreements), any of such individuals incurs damages, costs or expenses (including, without limitation, judgments, fines and reasonable attorneys’ fees) as a result of such individual’s service to ev3 or status as an officer and employee of ev3, such individual will be indemnified by ev3 to the fullest extent permitted by law, except to the extent that such damages, costs or expenses arose as a result of such individual’s gross negligence or willful misconduct.
     ev3 has entered into agreements with its directors, executive officers and certain other employees regarding indemnification, in addition to indemnification provided for in ev3’s amended and restated certificate of incorporation, as amended, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Under these agreements, ev3 is required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of ev3’s directors, officers or employees. ev3 will be obligated to pay these amounts only if the officer, director or employee acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to ev3’s best interests. With respect to any criminal proceeding, ev3 will be obligated to pay these amounts only if the officer, director or employee had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.
Item 8. Exhibits
     The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit No.	Description
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.1 to ev3 Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-123851))

4.2	Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-123851))

4.3	Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 99.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2005 (File No. 000-51348))

4.4	Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2007 (File No. 000-51348))

4.5	Third Amended and Restated Bylaws of ev3 Inc. (incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2008 (File No. 000-51348))

4.6	Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.7	Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.3 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.8	Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.4 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.9	Registration Rights Agreement, dated as of June 21, 2005, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical

Exhibit No.	Description
Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348))

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP*

10.1	ev3 Inc. Employee Stock Purchase Plan (As Amended and Restated on December 10, 2009)*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on December 15, 2009.

ev3 INC.
By:	/s/ Robert J. Palmisano
Robert J. Palmisano
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Robert J. Palmisano, Shawn McCormick and Kevin M. Klemz, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Palmisano Robert J. Palmisano	President, Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2009

/s/ Shawn McCormick Shawn McCormick	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 15, 2009

/s/ John K. Bakewell John K. Bakewell	Director	December 10, 2009

/s/ Jeffrey B. Child Jeffrey B. Child	Director	December 10, 2009

/s/ Richard B. Emmitt Richard B. Emmitt	Director	December 10, 2009

Signature	Title	Date

/s/ Douglas W. Kohrs Douglas W. Kohrs	Director	December 14, 2009

/s/ Daniel J. Levangie Daniel J. Levangie	Director	December 10, 2009

/s/ John L. Miclot John L. Miclot	Director	December 10, 2009

/s/ Thomas E. Timbie Thomas E. Timbie	Director	December 10, 2009

/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Director	December 10, 2009

ev3 Inc.
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit
No.	Description	Method of Filing

4.1	Form of Stock Certificate	Incorporated by reference to Exhibit 4.1 to ev3 Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-123851)

4.2	Amended and Restated Certificate of Incorporation of ev3 Inc.	Incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-123851)

4.3	Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc.	Incorporated by reference to Exhibit 99.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2005 (File No. 000-51348)

4.4	Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc.	Incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2007 (File No. 000-51348)

4.5	Third Amended and Restated Bylaws of ev3 Inc.	Incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2008 (File No. 000-51348)

4.6	Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC	Incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)

4.7	Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto	Incorporated by reference to Exhibit 4.3 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)

Exhibit
No.	Description	Method of Filing
4.8	Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto	Incorporated by reference to Exhibit 4.4 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)

4.9	Registration Rights Agreement, dated as of June 21, 2005, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto	Incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348)

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith

10.1	ev3 Inc. Employee Stock Purchase Plan (As Amended and Restated on December 10, 2009)	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included as part of Exhibit 5.1

24.1	Power of Attorney	Included on the signature page to this Registration Statement